Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2010 FOURTH QUARTER AND FULL YEAR RESULTS

Rye Brook, NY — February 17, 2011 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2010.

Fourth Quarter 2010 Highlights

•      Net income was $104.5 million, or $1.32 per share, including net non-recurring tax benefits of $2.8 million, or $0.03 per share, and unfavorable after-tax special items of $12.6 million, or $0.16 per share.

•      Revenues increased to $1.4 billion from $1.2 billion for the prior year period.

Full Year 2010 Highlights

•      Net income was $187.7 million, or $2.38 per share, including after-tax net realized investment gains of $3.2 million, or $0.04 per share, net non-recurring tax benefits of $14.4 million, or $0.18 per share, and unfavorable after-tax special items of $12.6 million, or $0.16 per share.

•      Revenues increased to $5.7 billion from $5.0 billion for the prior year.

Fourth Quarter 2010

Universal American’s reported net income for the fourth quarter of 2010 was $104.5 million, or $1.32 per share. The reported net income includes the following items after-tax:

•      $0.2 million, or less than $0.01 per share, of net realized investment losses;

•      $2.8 million, or $0.03 per share, of non-recurring tax benefits; and

•      $12.6 million or $0.16 per share of charges related to the realignment of our distribution channels in large part as a result of the CMS sanctions, and to costs associated with the pending sale of our Medicare Part D business.

Excluding these items, net income for the fourth quarter of 2010 was $114.5 million, or $1.45 per share.  This compares to reported net income of $88.8 million, or $1.12 per share, in the fourth quarter of 2009, which included after-tax net realized losses of $3.2 million, or $0.04 per share, and after-tax charges of $4.6 million, or $0.05 per share, for special items.  Excluding these items, net income for the fourth quarter of 2009 was $96.6 million, or $1.21 per share.

Total revenues for the fourth quarter of 2010 increased by approximately 13% to $1.4 billion compared to the fourth quarter of 2009.

Full Year 2010

Universal American’s reported income for the full year 2010 was $187.7 million, or $2.38 per share. The reported net income for 2010 includes the following items, after-tax:

•      $3.2 million, or $0.04 per share of net realized investment gains;

•      $14.4 million, or $0.18 per share, of non-recurring tax benefits; and

•      $12.6 million or $0.16 per share of charges related to the realignment of our distribution channels in large part as a result of the CMS sanctions, and costs associated with the pending sale of our Medicare Part D business.

Excluding these items, net income for 2010 was $182.7 million, or $2.32 per share.

This compares to reported net income of $140.3 million, or $1.73 per share, for the full year of 2009.  The reported net income for 2009 included after-tax net realized investment losses of $16.2 million, or $0.20 per share, after-tax charges of $16.4 million, or $0.20 per share, for special items, and non-recurring tax benefits of $5.0 million, or $0.06 per share.  Excluding these items, net income for 2009 was $167.9 million, or $2.07 per share.

Total revenues for the full year 2010 increased 14% to $5.7 billion, as compared to the full year 2009.

Reported net income for the full year 2010 also includes $29.5 million after tax, or $0.38 per share, related to the following favorable prior year adjustments, after-tax:

•      $23.0 million, or $0.29 per share in the Medicare Advantage segment;

•      $6.0 million or $0.08 per share in the Medicare Part D segment; and

•      $0.5 million, or $0.01 per share in the Traditional segment

Excluding these favorable prior year adjustments, net income for 2010 was $153.2 million, or $1.94 per share. Reported net income for the full year 2009 included favorable prior year adjustments of $13.6 million, or $0.16 per share.

CVS Transaction

On December 30, 2010, the Company entered into a definitive agreement to sell its Medicare Part D business to CVS Caremark for $1.25 billion in cash, subject to adjustment including excess capital relating to the Part D business. Under the agreement, CVS Caremark will acquire all of the outstanding stock of Universal American and concurrently distribute to Universal American shareholders 100% of the shares of a newly formed public company (“NewCo”), which will own all other operations of Universal American, including its Medicare Advantage and Traditional Insurance businesses.  At the closing of the transaction, Universal American shareholders are now expected to receive (i) approximately $13.00 per share to $13.20 per share in cash and (ii) one share of NewCo.  We project that NewCo will have a total of approximately $630 million of cash at the holding company and statutory capital in its subsidiaries as of June 30, 2011.  The transaction is expected to close by the end of the second quarter of calendar year 2011 and is subject to customary closing conditions, including approval by Universal American shareholders and necessary regulatory approvals.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “Financially, 2010 was the best year in our history. Each of our two main operating segments, Medicare Advantage and Part D, contributed to our performance. Further, just before year-end, the Company announced the transaction with CVS/Caremark, which reflects a significant creation of value in our Part D business.

“However, these positive events were tempered by the imposition of sanctions in our Medicare Advantage business.  Compliance is integral to Universal American’s culture and operations and we are working diligently to resolve these issues with CMS as quickly as possible. We are committed to continually improving our systems, processes and procedures for the benefit of our members and healthcare providers.”

Medicare Advantage

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$800.5	$674.7	$3,182.4	$2,643.0

Operating Income	$13.0	$13.9	$149.1	$134.8

In the fourth quarter of 2010, Medicare Advantage operating income included negative prior period adjustments of $10.4 million, pre-tax. For the full year 2010, operating income included net positive prior year adjustments of $36.7 million, pre-tax, compared to $21.1 million of favorable prior period items in the 2009 operating results.  Excluding all prior period adjustments, the adjusted medical benefits ratio, or MBR, was 83.0% for the three months ended December 31, 2010, and 84.5% for the full year.

Estimated Membership(000s)	December 31, 2009	December 31, 2010	January 31, 2011

HMO	61.5	66.6	63.3
PPO	2.8	26.1	23.9

Rural PFFS	36.6	50.9	33.2
Non-Rural PFFS	139.6	142.2	57.4
Total PFFS	176.2	193.1	90.4

Total Medicare Advantage	240.5	285.8	177.6

Medicare Part D

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$502.2	$452.7	$2,187.0	$1,984.4

Operating Income	$180.7	$147.4	$184.8	$178.3

The Part D segment operating income for the fourth quarter of 2010 was $180.7 million on revenues of $502.2 million.  Fourth quarter operating income includes $9.3 million of pre-tax positive net prior period adjustments.

For the full year 2010, Part D operating income was $184.8 million on revenues of $2.2 billion.  The full year 2010 includes $9.5 million of favorable prior year items compared to $2.9 million of unfavorable prior period items in the 2009 operating results.  Excluding all prior period adjustments, the adjusted MBR, was 82.7% for the full year.  Membership increased year over year by approximately 12% to 1.9 million members driven mainly by the addition of 149,000 dual eligible members.  January 2011 membership was approximately 1.87 million, including 1.4 million LIS members.

Traditional Insurance

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$74.5	$80.4	$307.5	$346.4

Operating Income / (Loss)	$(0.5)	$1.7	$1.2	$(20.5)

The Traditional Insurance segment reported fourth quarter 2010 operating loss of $0.5 million on revenue of $74.5 million as compared to operating income of $1.7 million on revenue of $80.4 million in the same period in 2009.

Investment Portfolio

Universal American’s $1.5 billion portfolio of cash and invested assets, as of December 31, 2010, has the following characteristics

•      26% is invested in U.S. Government and agency securities

•      The average credit quality of the longer term $1.4 billion fixed income portfolio is AA-, with 57% invested in securities rated AA- or higher

•      Less than 1% of the portfolio is non-investment grade

A complete listing of our fixed income investment portfolio as of December 31, 2010 is available for review in the financial supplement located in the Investors - Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $3.7 billion as of December 31, 2010, compared with $3.8 billion at December 31, 2009.  The decrease primarily relates to the $2.00 per share special cash dividend paid during the third quarter. Total cash and investments were $1.5 billion at December 31, 2010, compared to $1.8 billion at December 31, 2009.  Total policyholder liabilities were $1.4 billion at December 31, 2010, unchanged from December 31, 2009.  Stockholders’ equity as of December 31, 2010, was $1.5 billion, compared to $1.4 billion at December 31, 2009. Book value per share increased to $18.81 per common share from $18.44 per common share, at December 31, 2009.  This increase reflects the 2010 operating performance and the reduction for the $2.00 per share special cash dividend paid during the third quarter.

As of December 31, 2010, the Company had unregulated cash of $68.8 million and access to $150 million under our credit facility, which expires in September 2012 and will be repaid as part of the sale of our Part D business. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s Trust Preferred securities as debt was 18.6% at December 31, 2010 compared to 22.5% at December 31, 2009.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Thursday, February 17, 2011, to discuss financial results and other corporate developments.  Interested parties may participate in the call by dialing (201) 689-8029. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately 60 days following the call.

Prior to the conference call, Universal American will make available on its website a 4Q Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 4Q Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections, respectively.

About Universal American Corp.

Universal American, through our family of healthcare companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*                  *                  *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA.  Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.  Our actual results may differ materially from our expectations, plans or projections.  We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  These risks and uncertainties include:  the timing to consummate the proposed transaction with CVS Caremark; negative effects from the pendency of the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the ability of Universal American to timely receive the required approval of its shareholders; the risk that the contemplated transaction does not occur for any other reason; the possibility that costs or difficulties related to the separation of the Medicare Prescription Drug Business will be greater than expected; the risks to “NewCo,” the newly formed public company that will be distributed to Universal American shareholders as part of the CVS Caremark transaction, on its ability to effectively operate its businesses independently of the Medicare Prescription Drug Business, including its ability to access sufficient sources of capital to fund its operations; the risks to NewCo’s ability to retain and hire key personnel; the diversion of management time on transaction-related issues and other risks described in the risk factor section of our SEC reports.

We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.  A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  the recent CMS action suspending marketing to and enrollment of new members in our Medicare Advantage plans could have a material adverse effect on our business, financial condition and results of operations; the recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunity for growth and our future results; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; we may be unable to execute our plan to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008; we are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results; changes in governmental regulation or legislative reform could also increase our costs of doing business and adversely affect our profitability; our Medicare Advantage business is subject to an annual competitive bidding process that could adversely affect our profitability; our Part D business is subject to an annual competitive bidding process and if we are unable to bid below the benchmark, we could lose our auto-assigned dual eligible members; our reserves may not be adequate; CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations; if we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets; competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline; reductions in funding for Medicare programs could materially reduce our profitability; if we fail to effectively execute our Medicare initiatives and our other operational and strategic initiatives, our business could be materially adversely affected; we have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results; given the current economic climate, Universal American’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility; we have debt outstanding that contains restrictive covenants which place limitations on how we conduct business; we may be unable to access other sources of financing should we require additional external financing and may be unable to obtain waivers of relevant covenants or, if they arise, defaults under our debt agreements, including as a result of regulatory actions; downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations; and other risks referenced from time to time in the Company’s filings with the SEC.  We caution readers not to place undue reliance on these forward-looking statements that speak only as of the date made.  All forward-looking statements included in this news release are based upon information available to Universal American as of the date hereof and we assume no obligation to update or revise any such forward-looking statements.

Additional Information

In connection with the proposed transaction with CVS Caremark, NewCo will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Universal American that also constitutes a prospectus of NewCo.  We will mail the proxy statement/prospectus to our shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF UNIVERSAL AMERICAN ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BECAUSE THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (sec.gov).  You will also be able to obtain these documents, free of charge, when filed, from our website, www.UniversalAmerican.com, under the tab “Investors” and then under the tab “SEC Filings.”

Universal American and its directors, executive officers and certain other members of our management and employees may be soliciting proxies from Universal American shareholders in favor of the merger and the separation.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Universal American shareholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC.  You can find information about Universal American’s executive officers and directors in its definitive proxy statement filed with the SEC on April 30, 2010.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Consolidated Results	2010	2009	2010	2009

Net premiums and policyholder fees	$1,364.9	$1,195.4	$5,629.7	$4,918.9
Net investment income	10.5	11.0	42.8	49.8
Other income	2.5	5.0	9.7	19.8
Realized gains/(losses)	(0.3)	(4.9)	5.0	(25.0)
Total revenues	1,377.6	1,206.5	5,687.2	4,963.5

Policyholder benefits	987.3	847.9	4,658.9	3,998.6
Change in deferred acquisition costs	2.1	(0.2)	5.6	7.8
Amortization of present value of future profits	5.8	5.9	23.3	23.6
Loss on reinsurance transaction and other related costs	—	—	—	7.6
Restructuring costs	—	0.2	—	4.9
Commissions and general expenses, net of allowances	221.8	213.4	725.1	706.7
Total benefits and expenses	1,217.0	1,067.2	5,412.9	4,749.2

Income before equity in earnings of unconsolidated subsidiary	160.6	139.3	274.3	214.3
Equity in earnings of unconsolidated subsidiary	—	0.2	—	0.3

Income before income taxes	160.6	139.5	274.3	214.6

Provision for income taxes (1)	(56.1)	(50.7)	(86.6)	(74.3)

Net income	$104.5	$88.8	$187.7	$140.3

Per Share Data (Diluted)
Net income	$1.32	$1.12	$2.38	$1.73

Weighted Average Shares Outstanding	79.1	79.2	78.7	81.2

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Income (Loss) before Taxes by Segment	2010	2009	2010	2009

Medicare Advantage	$13.0	$13.9	$149.1	$134.8
Medicare Part D	180.7	147.4	184.8	178.3
Traditional Insurance	(0.5)	1.7	1.2	(20.5)

Corporate & Other	(32.3)	(18.6)	(65.8)	(53.0)
Realized Gains/(Losses)	(0.3)	(4.9)	5.0	(25.0)

Income before taxes	$160.6	$139.5	$274.3	$214.6

BALANCE SHEET DATA

	December 31, 2010	December 31, 2009
Total cash and investments	$1,465.4	$1,822.8
Total assets	$3,656.0	$3,814.9
Total policyholder related liabilities	$1,364.1	$1,388.6
Total reinsurance recoverable (ceded policyholder liabilities)	$718.2	$749.1
Outstanding bank debt	$232.9	$313.8
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,502.7	$1,449.5
Book value per common share	$18.81	$18.44

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,505.2	$1,457.4
Diluted book value per common share (excluding AOCI) * (2)	$18.59	$18.38
Debt to total capital ratio (excluding AOCI) * (3)	18.6%	22.5%

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Adjusted net income (4)	$114.5	$96.6	$182.7	$167.9
Per share (diluted) – Adjusted net income	$1.45	$1.21	$2.32	$2.07

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate was 34.9% for the fourth quarter of 2010, and 36.4% for the fourth quarter of 2009. For the full year 2010, the effective tax rate was 31.6%, compared with 34.6% for 2009. The decline in the effective rate for the year ended December 31, 2010 is due to the recording of $14.4 million of non-recurring tax benefits during 2010, compared to $5.5 million during 2009. These benefits related to several matters, including the impact of tax law changes on our insurance companies and the completion of examinations by the Internal Revenue Service. Absent these non-recurring benefits, the effective rate would have been 36.8% for the full year 2010 and 37.2% for the full year 2009.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4)

Adjusted net income is calculated as net income excluding after-tax realized gains/losses, non-recurring tax benefits and special items (Part D sale transaction costs and distribution channel realignment charges in 2010 and life and annuity reinsurance, restructuring charges and distribution realignment charges in 2009).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	December 31, 2010	December 31, 2009
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,502.7	$1,449.5
Plus: Accumulated other comprehensive loss	2.5	7.9

Total stockholders’ equity (excluding AOCI)	$1,505.2	$1,457.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	December 31, 2010	December 31, 2009
Diluted Book Value per Common Share
Total stockholders’ equity	$1,502.7	$1,449.5
Proceeds from assumed exercises of vested options	37.2	8.8
	$1,539.9	$1,458.3
Diluted common shares outstanding	83.0	79.8

Diluted book value per common share	$18.56	$18.28

Total stockholders’ equity (excluding AOCI)	$1,505.2	$1,457.4
Proceeds from assumed exercises of vested options	37.2	8.8
	$1,542.4	$1,466.2
Diluted common shares outstanding	83.0	79.8

Diluted book value per common share (excluding AOCI)	$18.59	$18.38

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	December 31, 2010	December 31, 2009
Debt to Total Capital Ratio
Outstanding bank debt	$232.9	$313.8
Other long term debt	110.0	110.0
Total outstanding debt	$342.9	$423.8

Total stockholders’ equity	$1,502.7	$1,449.5
Outstanding bank debt	232.9	313.8
Other long term debt	110.0	110.0
Total capital	$1,845.6	$1,873.3

Debt to total capital ratio	18.6%	22.6%
Total stockholders’ equity (excluding AOCI)	$1,505.2	$1,457.4
Total outstanding bank debt	232.9	313.8
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,848.1	$1,881.2

Debt to total capital ratio (excluding AOCI)	18.6%	22.5%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income	$104.5	$88.8	$187.7	$140.3
Net realized (gains)/losses, after-tax	0.2	3.2	(3.2)	16.2
Special items, after-tax	12.6	4.6	12.6	16.4
Non-recurring tax benefit	(2.8)	—	(14.4)	(5.0)
Adjusted net income	$114.5	$96.6	$182.7	$167.9

Per share (diluted)
Net income	$1.32	$1.12	$2.38	$1.73
Net realized (gains)/losses, after-tax	0.00	0.04	(0.04)	0.20
Special items, after-tax	0.16	0.05	0.16	0.20
Non-recurring tax benefit	(0.03)	—	(0.18)	(0.06)
Adjusted net income	$1.45	$1.21	$2.32	$2.07

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment gains/(losses), special items (Part D sale transaction costs and distribution channel realignment charges in 2010 and life and annuity reinsurance, restructuring charges and distribution channel realignment charges in 2009) and non-recurring tax benefits, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio, special items, and non-recurring tax benefits do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

####  ####  ####

CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609